NEWS RELEASE

The Hartford Appoints Thomas Bartlett To Its Board Of Directors

HARTFORD, Conn., June 10, 2025 – The Hartford has appointed Thomas Bartlett to the company’s board of directors, effective July 1, 2025. He will serve on the board’s Finance, Investment and Risk Management Committee as well as the Audit Committee.

“Tom brings the perspective of a former CEO who has overseen a multi-national company in a highly regulated industry,” said The Hartford’s Chairman and CEO Christopher Swift. “His depth of C-suite experience, as well as financial and operational leadership, are strategic complements to the board. We look forward to Tom joining the board as we continue to drive shareholder growth through innovation and customer centricity.”

Bartlett served as CEO and president of American Tower Corp., one of the largest global real estate investment trusts (REITs), from 2020 through 2024, and was previously chief financial officer of the company for 11 years. Before American Tower, Bartlett served in roles of increasing responsibility during a 25-year tenure with Verizon Communications, Inc, including president and CEO of Bell Atlantic International Wireless, CEO of Iusacell, a nationwide cellular company in Mexico, and CEO of Verizon’s Global Solutions Inc. He also served as controller and treasurer of Verizon Communications. Bartlett started his career as an analyst and certified public accountant with Deloitte LLP.

Bartlett earned a bachelor’s degree in industrial engineering from Lehigh University and a master’s of business administration in professional accounting from Rutgers University. He also serves on the boards of Otis Worldwide and EXL Service.

About The Hartford

The Hartford is a leader in property and casualty insurance, employee benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.

The Hartford Insurance Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and

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actual results may differ materially.  Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2024 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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Media Contact:                Investor Contact:
Matthew Sturdevant                Kate Jorens
860-547-8664                860-547-4066
matthew.sturdevant@thehartford.com     kate.jorens@thehartford.com

© 2025 The Hartford. Classification: Highly Restricted for use by authorized individuals only. No part of this document may be reproduced, published, or used without the permission of The Hartford.